EXHIBIT 4.12

_____________________________________________

PENINSULA GAMING, LLC

AND

PENINSULA GAMING CORP.,

as Issuers

AND

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of January 27, 2011

TO THE

INDENTURE

Dated as of August 6, 2009

_____________________________________________

8⅜% Senior Secured Notes due 2015

NEWYORK 8021115 (2K)

SECOND SUPPLEMENTAL INDENTURE

Second Supplemental Indenture (this “Supplemental Indenture”), dated as of January 27, 2011, among Peninsula Gaming, LLC, a Delaware limited liability company (the “Company”), Peninsula Gaming Corp., a Delaware corporation (“PGC” and, together with the Company, the “Issuers”) and U.S. Bank National Association, as trustee and collateral agent under the Indenture referred to below (the “Trustee”).   Capitalized terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Indenture.

RECITALS

WHEREAS, the Issuers and the Trustee are parties to that certain Indenture, dated as of August 6, 2009 (the “Indenture”), as amended by that certain Supplemental Indenture, dated as of October 29, 2010, relating to the Issuers’ 8⅜% Senior Secured Notes due 2015 (the “Notes”);

WHEREAS, Section 9.1 of the Indenture authorizes the Issuers, the Subsidiary Guarantors and the Trustee to amend the Indenture without the consent of any Holder to, among other things, cure any ambiguity, defect or inconsistency;

WHEREAS, the Issuers have determined that the proposed amendment set forth herein cures an ambiguity, defect or inconsistency under the Indenture; and

WHEREAS, the Issuers have requested the Trustee and the Trustee has agreed to join in the execution of this Supplemental Indenture pursuant to Sections 9.1 and 9.6 of the Indenture on the terms and subject to the conditions set forth below.

NOW, THEREFORE, in consideration of the promises and mutual agreements herein contained, the Issuers, the Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and proportionate benefit of the Holders from time to time of the Notes as follows:

ARTICLE I
INDENTURE

1.1           Integral Part.  This Supplemental Indenture constitutes an integral part of the Indenture.

ARTICLE II
AMENDMENTS TO THE INDENTURE

2.1           Amendment to Section 4.7(c).  The text of clause (b) in the proviso to Section 4.7(c) is hereby amended to read as follows:

“(b) all incurrences of Indebtedness under the Notes outstanding on the Issue Date shall be deemed to have been incurred pursuant to Section 4.7(b)(vi) above.”

ARTICLE III
MISCELLANEOUS

3.1           The Trustee.  The recitals in this Supplemental Indenture shall be taken as the statements of the Issuers, and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

3.2           Limited Effect.  This Supplemental Indenture shall be deemed to be an amendment to the Indenture, and the Indenture, as amended hereby, is hereby ratified, approved and confirmed in each and every respect. All references to the Indenture in the Notes or any other document, instrument, agreement or writing shall hereafter be deemed to refer to the Indenture as amended hereby.

3.3           Counterparts; Facsimile Signatures.  This Supplemental Indenture may be executed by the parties hereto in separate counterparts, including by facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

3.4           GOVERNING LAW.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

NEWYORK 8021115 (2K)

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date and year first written above.

PENINSULA GAMING, LLC

By:	/s/ Natalie Schramm
Name: Natalie Schramm
Title: Chief Financial Officer

PENINSULA GAMING CORP.

By:	/s/ Natalie Schramm
Name: Natalie Schramm
Title: Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Donald T. Hurrelbrink
Name: Donald T. Hurrelbrink
Title: Vice President

NEWYORK 8021115 (2K)